Exhibit 99.1

Contacts:	Lorne E. Phillips, CFO Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / lelliott@dennardlascar.com Anne Pearson / apearson@dennardlascar.com Dennard ▪ Lascar Associates, LLC / (713) 529-6600
FOR IMMEDIATE RELEASE
Pioneer Energy Services
Reports First Quarter 2013 Results
SAN ANTONIO, Texas, April 30, 2013 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended March 31, 2013. Highlights include:

•	During the first quarter, we deployed three new-build drilling rigs, with all ten rigs in our new-build program now deployed and working under long-term contracts.

•	Drilling operations in Colombia achieved 99% utilization, with six of the eight drilling rigs under term contracts that were renewed through the end of 2013.

•	Currently, we have 62 drilling rigs earning revenues under drilling contracts, 44 of which, or 71%, are under term contracts.

•	Well servicing rigs in the Production Services Segment achieved an 89% utilization rate and an average hourly rate of $596.
Consolidated Financial Results
Revenues for the first quarter of 2013 were $229.7 million, up slightly from revenues of $227.9 million in the fourth quarter of 2012 (“the prior quarter”) and down slightly from revenues of $232.0 million for the first quarter of 2012 (“the year-earlier quarter”). Revenues in the first quarter were positively impacted by fleet additions in both the Drilling Services and Production Services Segments but negatively impacted by normal seasonality in the Production Services Segment and lower domestic drilling utilization and dayrate adjustments.

Net loss for the first quarter was $1.3 million, or $0.02 per diluted share, compared with net income of $3.6 million, or $0.06 per diluted share in the prior quarter and $14.2 million, or $0.23 per diluted share in the year-earlier quarter.
First quarter Adjusted EBITDA(1) was $55.9 million, down from $60.3 million in the prior quarter and from $70.1 million in the year-earlier quarter.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $133.1 million in the first quarter, a 2% increase from the prior quarter and a 7% increase from the year-earlier quarter. First quarter utilization was 84%, down from utilization of 87% in both comparative periods.
We deployed three new-build drilling rigs in the first quarter with all ten of our new-build drilling rigs currently operating in shale or unconventional plays under long-term drilling contracts. Currently, we have 62 drilling rigs earning revenues under drilling contracts, 44 of which are under term contracts. All eight of our drilling rigs in Colombia were working during the first quarter, six of which are under term contracts that have been extended through the end of 2013.
Average drilling revenues per day in the first quarter were $24,925, compared to $23,967 in the prior quarter and $24,547 in the year-earlier quarter. The increase was primarily due to higher dayrates generated by our new-build drilling rigs and increased utilization in Colombia, as our Colombian operations have higher revenues per day than our domestic drilling rigs.
Drilling Services margin(2) per day was $8,258 in the first quarter as compared to $8,103 in the prior quarter. Drilling Services margin per day in the first quarter was positively impacted by the higher margins generated by our new-build rigs and Colombian drilling operations.
Production Services Segment
Revenue for the Production Services Segment was $96.6 million in the first quarter, down 1% from the prior quarter and down 10% from the year-earlier quarter.

Production Services margin(2) as a percentage of revenue was 37% in the first quarter, compared to 38% in the prior quarter and 44% in the year-earlier quarter. Well servicing rig utilization was 89% in the first quarter, versus 83% in the prior quarter and 92% in the year-earlier quarter. Pricing was $596 per hour in the first quarter, compared to $601 in the prior quarter and $581 in the year-earlier quarter.
Comments from Our President and CEO
“Our new-build drilling rig program is now complete, with 10 new-build rigs fully deployed and generating strong margins under multi-year contracts,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services. “We also had all eight of our drilling rigs working in Colombia. Our strong performance record with our customer in Colombia has led to term contract extensions for six rigs through the end of the year.
“Utilization rates and drilling margin per day in the Drilling Services Segment were better than expected during the first quarter, in part due to the solid performance of our Colombian operations. We continue to see some pricing pressure and lower utilization in our drilling operations in South Texas and West Texas. In the second quarter of 2013, we expect drilling rig utilization to average between 80% and 83% based on a fleet of 71 rigs and Drilling Services Segment margin to be approximately $7,600 to $7,900 per day. In April, a mechanical drilling rig that was previously idle in our East Texas division was sold for a small gain.
“As expected, operating results for our Production Services Segment in the first quarter were impacted by the seasonality that affects these business lines early in the year. However, utilization for our well servicing rigs was better than expected at 89% and improved substantially when compared to the prior quarter. Our wireline operations continued to experience moderate pricing pressure in certain regions during the quarter, but we believe pricing has stabilized and we expect to see activity build throughout the rest of the year. In our coiled tubing business, operating results for our offshore units were lower than expected but have picked up in April and are expected to be steady going forward. Our onshore coiled tubing business was also softer than expected in the first quarter; however, we are seeing signs of improvement in the second quarter.

“Production Services revenues in the second quarter are expected to be up 6% to 10%, and margin as a percentage of revenues is expected be flat to slightly down as compared to the first quarter,” Locke said.
Liquidity
Working capital at March 31, 2013 was $107.0 million, as compared to $62.2 million at December 31, 2012. Our cash and cash equivalents were $10.5 million, down from $23.7 million at year-end 2012.
The change in cash and cash equivalents during the first quarter was primarily due to $71.3 million used for purchases of property and equipment, partially offset by $17.2 million of cash provided by operating activities and $39.3 million in net proceeds from debt borrowings.
We currently have $140.0 million outstanding and $8.9 million in committed letters of credit under our $250 million Revolving Credit Facility, leaving borrowing availability of $101.1 million.
Capital Expenditures
Cash capital expenditures in the first quarter were $71.3 million, including capitalized interest. We continue to estimate that our total capital expenditures in 2013 will be between $140 million and $160 million. The 2013 capital expenditure budget includes funding for the completion of the new-build drilling rig program, upgrades to certain drilling rigs, additional Production Services equipment and routine capital expenditures. We expect to fund this lower capital expenditure program from operating cash flow in excess of our working capital requirements, and we plan to reduce debt levels.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial (480) 629-9819 10 minutes early and ask for the Pioneer Energy Services' conference call. A replay will be available after the call and will be accessible until May 7. To access the replay, dial (303) 590-3030 and enter the pass code 4612402#.

The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, decisions about exploration and development projects to be made by oil and gas exploration and production companies, economic cycles and their impact on capital markets and liquidity, the continued demand for drilling services or production services in the geographic areas where we operate, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, future compliance with covenants under our senior secured revolving credit facility and our senior notes, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2012. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release or in our Annual Report on Form 10-K for the year ended December 31, 2012 could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) as reported is included in the tables to this press release.

(2)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP). However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the tables to this press release.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,		December 31,
	2013	2012	2012
Revenues:
Drilling services	$133,074	$124,304	$129,853
Production services	96,596	107,674	98,015
Total revenues	229,670	231,978	227,868

Costs and expenses:
Drilling services	88,986	81,077	85,950
Production services	60,465	60,696	61,001
Depreciation and amortization	46,285	38,373	44,288
General and administrative	23,208	21,143	20,926
Bad debt expense (recovery)	281	(91)	75
Impairment of equipment	—	1,032	99

Total costs and expenses	219,225	202,230	212,339
Income from operations	10,445	29,748	15,529

Other (expense) income:
Interest expense	(11,462)	(9,555)	(10,391)
Other	(821)	932	365
Total other expense	(12,283)	(8,623)	(10,026)

Income (loss) before income taxes	(1,838)	21,125	5,503
Income tax (expense) benefit	546	(6,953)	(1,943)

Net income (loss)	$(1,292)	$14,172	$3,560

Income (loss) per common share:
Basic	$(0.02)	$0.23	$0.06
Diluted	$(0.02)	$0.23	$0.06

Weighted-average number of shares outstanding:
Basic	61,967	61,578	61,888
Diluted	61,967	62,647	62,900

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	10,508	23,733
Receivables, net of allowance for doubtful accounts	165,787	158,844
Deferred income taxes	12,387	11,058
Inventory	12,337	12,111
Prepaid expenses and other current assets	9,400	13,040
Total current assets	210,419	218,786

Net property and equipment	1,011,039	1,014,340
Intangible assets, net of accumulated amortization	41,667	43,843
Goodwill	41,683	41,683
Noncurrent deferred income taxes	1,740	5,519
Other long-term assets	17,709	15,605
Total assets	$1,324,257	$1,339,776

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47,847	$83,823
Current portion of long-term debt	222	872
Deferred revenues	2,217	3,880
Accrued expenses	53,084	67,975
Total current liabilities	103,370	156,550

Long-term debt, less current portion	558,949	518,725
Noncurrent deferred income taxes	105,145	108,838
Other long-term liabilities	8,936	7,983
Total liabilities	776,400	792,096
Total shareholders’ equity	547,857	547,680
Total liabilities and shareholders’ equity	$1,324,257	$1,339,776

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2013	2012

Cash flows from operating activities:
Net income (loss)	$(1,292)	$14,172
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	46,285	38,373
Allowance for doubtful accounts	281	(94)
Gain on dispositions of property and equipment	(321)	(733)
Stock-based compensation expense	1,512	2,000
Amortization of debt issuance costs, discount and premium	762	732
Impairment of equipment	—	1,032
Deferred income taxes	(1,287)	5,846
Change in other long-term assets	(2,658)	720
Change in other long-term liabilities	953	219
Changes in current assets and liabilities	(27,078)	(32,615)
Net cash provided by operating activities	17,157	29,652

Cash flows from investing activities:
Purchases of property and equipment	(71,313)	(95,109)
Proceeds from sale of property and equipment	1,567	1,357
Net cash used in investing activities	(69,746)	(93,752)

Cash flows from financing activities:
Debt repayments	(656)	(656)
Proceeds from issuance of debt	40,000	—
Proceeds from exercise of options	295	253
Purchase of treasury stock	(275)	(293)
Net cash provided by (used in) financing activities	39,364	(696)

Net decrease in cash and cash equivalents	(13,225)	(64,796)
Beginning cash and cash equivalents	23,733	86,197
Ending cash and cash equivalents	$10,508	$21,401

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended
	March 31,		December 31,
	2013	2012	2012

Drilling Services Segment:
Revenues	$133,074	$124,304	$129,853
Operating costs	88,986	81,077	85,950
Drilling Services Segment margin (1)	$44,088	$43,227	$43,903

Average number of drilling rigs	70.5	64.0	67.7
Utilization rate	84%	87%	87%
Revenue days	5,339	5,064	5,418

Average revenues per day	$24,925	$24,547	$23,967
Average operating costs per day	16,667	16,010	15,864
Drilling Services Segment margin per day (2)	$8,258	$8,537	$8,103

Production Services Segment:
Revenues	$96,596	$107,674	$98,015
Operating costs	60,465	60,696	61,001
Production Services Segment margin (1)	$36,131	$46,978	$37,014

Combined:
Revenues	$229,670	$231,978	$227,868
Operating Costs	149,451	141,773	146,951
Combined margin	$80,219	$90,205	$80,917

Adjusted EBITDA (3)	$55,909	$70,085	$60,281

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP). However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the table on the following page.

(2)Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies.A reconciliation of Adjusted EBITDA to net income (loss) as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended
	March 31,		December 31,
	2013	2012	2012

Combined margin	$80,219	$90,205	$80,917

General and administrative	(23,208)	(21,143)	(20,926)
Bad debt (recovery) expense	(281)	91	(75)
Other income (expense)	(821)	932	365
Adjusted EBITDA (3)	55,909	70,085	60,281

Depreciation and amortization	(46,285)	(38,373)	(44,288)
Impairment of equipment	—	(1,032)	(99)
Interest expense	(11,462)	(9,555)	(10,391)
Income tax (expense) benefit	546	(6,953)	(1,943)
Net (loss) income	$(1,292)	$14,172	$3,560

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended
	March 31,		December 31,
	2013	2012	2012

Drilling Services Segment:
Routine and tubulars	$6,862	$8,506	$5,328
Discretionary	13,718	16,192	12,255
Fleet additions	33,462	40,482	28,084
	54,042	65,180	45,667
Production Services Segment:
Routine	5,709	3,729	3,833
Discretionary	8,566	10,209	10,511
Fleet additions	2,996	15,991	13,262
	17,271	29,929	27,606
Net cash used for purchases of property and equipment	71,313	95,109	73,273
Net effect of accruals	(29,263)	17,268	1,241
Total capital expenditures	$42,050	$112,377	$74,514

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information

Drilling Services Segment:	Rig Type
	Mechanical	Electric	Total Rigs

Drilling rig horsepower ratings:
550 to 700 HP	1	—	1
750 to 950 HP	7	2	9
1000 HP	17	11	28
1200 to 2000 HP	7	26	33
Total	32	39	71

Drilling rig depth ratings:
Less than 10,000 feet	3	2	5
10,000 to 13,900 feet	17	6	23
14,000 to 25,000 feet	12	31	43
Total	32	39	71

Production Services Segment:

Well servicing rig horsepower ratings:
550 HP			10
600 HP			99
Total			109

Wireline units			119

Coiled tubing units			13